July 14, 1999

                      Sally O. Thiel, Manager of Corporate
                      Communications, C-COR.net
                       (814) 231-4402 email: sot@c-cor.com





               C-COR.NET AND SILICON VALLEY COMMUNICATIONS (SVCI)
                                 AGREE TO MERGE

          Follows May 1999 Signing of Letter of Intent to Acquire SVCI


State College, PA (July 14, 1999) - C-COR.net Corp. (formerly C-COR Electronics, Inc.) (Nasdaq: CCBL) and Silicon Valley Communications, Inc., a Santa Clara, California-based provider of high-performance fiber optic equipment for broadband networks, announced today that they have entered into a definitive merger agreement, under which Silicon Valley Communications will become a wholly-owned subsidiary of C-COR. Under the merger agreement, C-COR will issue approximately 1,605,000 shares of its common stock to the Silicon Valley Communications shareholders and convert options and warrants to acquire Silicon Valley Communications stock into options and warrants to acquire approximately 420,000 shares of C-COR common stock, each subject to certain potential adjustments set forth in the merger agreement.

Under the terms of the proposed merger, it is expected that the transaction will qualify as a tax-free reorganization under the provisions of the Internal
Revenue Code, and it will be accounted for as a "pooling of interests." The merger is expected to be completed in the late Summer or Fall of 1999, subject to satisfaction of certain conditions stated in the merger agreement.

Silicon Valley Communications, Inc., founded in 1994, has its headquarters, research laboratory and manufacturing facilities based near San Francisco, California. The SVCI product line includes 1310 nm forward and return path transmitters and receivers, 1550 nm externally-modulated transmitters, erbium-doped fiber amplifiers (EDFAs) in 3 RU and 1 RU sizes and an SNMP (standard network management protocol) -compliant network management system. The design philosophy behind the products has been to address the changing domestic and international market needs by providing flexibility, modularity and efficiency for today's broadband video and interactive Internet network applications.

Commenting on the proposed merger, David Woodle, President and CEO of C-COR.net, stated, "We are very pleased to be moving forward with this strategic step that rounds out our fiber optic product offering. We are encouraged by the response from customers and the global marketplace regarding the addition of SVCI's high-performance, high quality fiber optics to our product line. With SVCI's fiber optics capability, we will be able to significantly expand our ability to meet the HFC network life cycle requirements of today and into the future. We continue to stay focused on providing our customers with superior network integrity through offering both HFC products and broadband management services."

Mary Fong, Chairperson of SVCI, added, "We have received very positive feedback from the marketplace regarding our intent to join forces with C-COR. By combining Silicon Valley's headend fiber products with C-COR's strong legacy in the industry for RF amplifiers and Navicor nodes, network management systems and broadband management services, we can better serve our customers as they plan for network expansion."

C-COR, headquartered in State College, Pennsylvania, provides products and support to customers as they plan, design, build and maintain complex communications networks. The Company is an innovator, developer and global supplier of robust, high quality distribution electronics, network management systems and technical services for two-way hybrid fiber/coax (HFC) networks. On July 9, 1999, C-COR completed a merger with Convergence.com, an Atlanta-based provider of Internet-enabling technical services.

As a result of the merger, Convergence.com became a wholly-owned subsidiary of C-COR, operating as a separate business unit called Broadband Management Services. In connection with the merger, C-COR changed its name from C-COR Electronics, Inc. to C-COR.net Corp.

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C-COR, founded over 45 years ago, designs and manufactures robust,  high-quality network  distribution  products for two-way hybrid  fiber/coax  (HFC)  networks.
C-COR's  headquarters  is  in  State  College,  Pennsylvania,   with  production
facilities in State College and Tipton, Pennsylvania; and Tijuana, Mexico. C-COR maintains offices in Toronto, Canada; Almere, The Netherlands; and Hong Kong. C-COR's common stock is listed in the Nasdaq National Market under the symbol CCBL. C-COR's website is http://www.c-cor.com. C-COR was named to Forbes Magazine's 200 Best Small Companies in America List (1998).

Some of the information presented in this announcement constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the ability to consummate the mergers with Convergence.com Corporation and Silicon Valley Communications, Inc. and integrate Convergence.com's and Silicon Valley Communications' businesses; the timing of orders received from customers; the gain or loss of significant customers; changes in the mix of products sold; changes in the cost and availability of parts and supplies; fluctuations in warranty costs; new product development activities; the Company's ability to implement its strategies of product, service, and global market expansion; economic conditions affecting domestic and international markets; regulatory changes affecting the telecommunications industry, in general, and the Company's operations, in particular; competition and changes in domestic and international demand for the Company's products; the Company's ability to assess the risks of the year 2000 issue, with respect to its operations, and resolve them in a timely manner; and other factors which may impact operations and manufacturing. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.
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